Exhibit 13(a)(4)
Change in Independent Registered Public Accounting Firm
Effective March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm for the Adaptive Alpha Opportunities ETF, RH Hedged Multi-Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF (the “Funds”).  The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.
The report of BBD on the financial statements of the Funds as of and for the fiscal years ended May 31, 2021, and May 31, 2022, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended May 31, 2021, May 31, 2022, and the subsequent interim period through March 6, 2023: (i) there were no disagreements between the Registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused them to make reference to the subject matter of the disagreements in its reports on the  financial statements of the Funds for such years or periods; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter will be filed as an Exhibit to the Form N-CSR filing to be made on or before August 9, 2023.
On March 9, 2023, the Audit Committee recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the fiscal year ending May 31, 2023.

August 8, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Adaptive Alpha Opportunities ETF, RH Hedged Multi-Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF
Commission File Number 811-22298

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of Starboard Investment Trust, dated August 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

s/BBD, LLP